Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2017 RESULTS
DALLAS, April 24, 2017-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2017 results and confirmed its previous guidance for full-year 2017 earnings per share.
Executive Summary

•
First quarter 2017 net sales of $4.5 billion were even with the prior year. Changes in foreign currency exchange rates increased sales by 1 percent, while organic sales decreased 1 percent. Organic sales were down 3 percent in North American consumer products, reflecting category softness, competitive activity and less promotion shipments. Organic sales increased 4 percent in developing and emerging markets.

•
Diluted net income per share for the first quarter was $1.57 in 2017 and $1.50 in 2016. The comparison benefited from cost savings and favorable currency effects, while results were impacted by lower net selling prices and input cost inflation. First quarter adjusted earnings per share were $1.53 in 2016, which excludes costs related to the 2014 Organization Restructuring (described later in this release).

•
Full-year 2017 net sales are expected to increase 1 to 2 percent, with organic sales up 1 to 2 percent and currency exchange rates neutral overall. The company’s previous estimate was for sales to be similar year-on-year, with organic sales up approximately 2 percent and currency exchange rates down 2 percent.

•	The company continues to target full-year 2017 earnings per share of $6.20 to $6.35.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered earnings growth in the first quarter despite a challenging environment, particularly in North America. We also achieved $110 million of cost savings and improved our margins. In addition, we returned more than $600 million to shareholders through dividends and share repurchases.”
Falk added, “We are confirming our bottom-line earnings growth range for 2017. The outlook for currencies has improved, while commodity inflation has picked up somewhat and category growth continues to be relatively modest. We remain optimistic about our opportunities to create long-term shareholder value through execution of our Global Business Plan.”
First Quarter 2017 Operating Results
Sales of $4.5 billion in the first quarter of 2017 were even with the year-ago period. Changes in foreign currency exchange rates increased sales by 1 percent. Organic sales were down 1 percent, as net selling prices fell more than 1 percent, while volumes rose approximately 1 percent.

First quarter operating profit was $834 million in 2017 and $804 million in 2016. The year-over-year operating profit comparison benefited from $110 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program. Foreign currency translation effects increased operating profit by $10 million and transaction effects also benefited the comparison. Results were impacted by lower net selling prices, along with $35 million of higher input costs, driven by increases in raw materials (other than pulp), energy and distribution costs.
The first quarter effective tax rate was 27.5 percent in 2017 and 28.3 percent in 2016. The rate in both periods benefited from certain tax planning initiatives. The company continues to expect that the full-year 2017 effective tax rate will be similar to 2016’s adjusted effective tax rate of 30.7 percent.
Kimberly-Clark’s share of net income of equity companies in the first quarter was $29 million in 2017 and $35 million in 2016. At Kimberly-Clark de Mexico, results were impacted by a weaker Mexican peso and higher input costs, partially offset by benefits from organic sales growth and cost savings.
Cash Flow and Balance Sheet
First quarter cash provided by operations was $436 million in 2017 and $553 million in 2016. The decrease was driven by higher tax payments. Capital spending for the first quarter was $215 million in 2017 and $220 million in 2016. First quarter 2017 share repurchases were 2.4 million shares at a cost of $300 million. Total debt was $7.8 billion at March 31, 2017 and $7.6 billion at the end of 2016.
First Quarter 2017 Business Segment Results
Personal Care Segment
First quarter sales of $2.3 billion increased 2 percent. Changes in currency rates benefited sales 2 percent. Volumes increased 2 percent, while net selling prices fell 2 percent. First quarter operating profit of $481 million increased 7 percent. The comparison benefited from volume growth, cost savings and favorable currency effects, partially offset by lower net selling prices and input cost inflation.
Sales in North America decreased 1 percent due to lower volumes. Total volumes in infant and child care were off low-single digits, as a mid-single digit decline in Huggies diapers was partially offset by a mid-single digit increase in child care. Baby wipes volumes increased mid-single digits, while feminine care volumes were down mid-single digits.
Sales in developing and emerging markets increased 9 percent including a 3 point benefit from favorable currency rates. Volumes increased 9 percent, while net selling prices were down 3 percent. The volume increase included gains in China, Eastern Europe and Latin America, led by Brazil. The decline in net selling prices was primarily in China and secondarily in Eastern Europe.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 8 percent despite a 1 point benefit from favorable currency rates. Net selling prices declined 5 percent and volumes fell 4 percent, with the changes mostly in South Korea.

Consumer Tissue Segment
First quarter sales of $1.5 billion decreased 3 percent. Volumes fell 2 percent and net selling prices were off 1 percent. First quarter operating profit of $275 million decreased 2 percent. The comparison was impacted by lower net selling prices and volumes, mostly offset by cost savings and lower marketing, research and general spending.
Sales in North America decreased 6 percent, as volumes were down approximately 7 percent. The decline was mostly in bathroom tissue, including impacts from competitive activity and lower promotion shipments.
Sales in developing and emerging markets increased 6 percent including an approximate 6 point benefit from favorable currency rates. Net selling prices fell 3 percent, while volumes improved 2 percent.
Sales in developed markets outside North America decreased 2 percent. Changes in currency rates reduced sales 4 percent. Volumes improved 4 percent, primarily in Western/Central Europe, while the combined impact of changes in net selling prices and product mix lowered sales 2 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion increased 1 percent. Changes in currency rates benefited sales 1 percent. Product mix was favorable by 1 percent, while net selling prices were down 1 percent. First quarter operating profit of $146 million decreased 3 percent. The comparison was impacted by lower net selling prices and input cost inflation, mostly offset by cost savings.
Sales in North America decreased 2 percent due to lower net selling prices. Overall volumes were even with the year-ago period, as low-single digit declines in washroom and wiper products were offset by gains in other categories.
Sales in developing and emerging markets increased 7 percent including a 5 point benefit from currency rates. The combined impact of changes in net selling prices and product mix improved sales 3 percent, while volumes were off 1 percent.
Sales in developed markets outside North America were up 2 percent despite an approximate 3 point negative impact from changes in currency rates. The combined impact of changes in net selling prices and product mix benefited sales 3 percent and volumes improved 1 percent, with the changes mostly in Western/Central Europe.
2017 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2017:

•	Net sales increase 1 to 2 percent (prior assumption similar to the prior year).

•	Foreign currency translation effects on sales and operating profit neutral overall compared to previous estimate of negative 2 percent.

•
Organic sales growth 1 to 2 percent (prior assumption approximately 2 percent), driven by higher volumes. Net selling prices and product mix expected to be similar, or down slightly, year-on-year (prior assumption similar, or up slightly).

•
Input cost inflation $150 to $250 million compared to previous estimate of $50 to $200 million. The update reflects modestly higher assumptions on average for several raw materials, including pulp, recycled fiber and polypropylene resin.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following item for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
2014 Organization Restructuring. In October 2014, the company initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. As a result, the company recognized restructuring charges in 2014, 2015 and 2016.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 145-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2017	2016	Change
Net Sales	$4,483	$4,476	—
Cost of products sold	2,831	2,837	—
Gross Profit	1,652	1,639	+1%
Marketing, research and general expenses	813	825	-1%
Other (income) and expense, net	5	10	-50%
Operating Profit	834	804	+4%
Interest income	2	4	-50%
Interest expense	(83)	(76)	+9%
Income Before Income Taxes and Equity Interests	753	732	+3%
Provision for income taxes	(207)	(207)	—
Income Before Equity Interests	546	525	+4%
Share of net income of equity companies	29	35	-17%
Net Income	575	560	+3%
Net income attributable to noncontrolling interests	(12)	(15)	-20%
Net Income Attributable to Kimberly-Clark Corporation	$563	$545	+3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.58	$1.51	+5%
Diluted	$1.57	$1.50	+5%

Cash Dividends Declared	$0.97	$0.92	+5%

Common Shares Outstanding	March 31
	2017	2016
Outstanding shares as of	355.2	360.2
Average diluted shares for three months ended	358.6	363.4

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,837	$—	$2,837
Gross profit	1,639	—	1,639
Marketing, research and general expenses	825	14	811
Operating profit	804	(14)	818
Income before income taxes and equity interests	732	(14)	746
Provision for income taxes	(207)	4	(211)
Effective tax rate	28.3%	—	28.3%
Net income attributable to Kimberly-Clark Corporation	545	(10)	555
Diluted earnings per share	1.50	(0.03)	1.53

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$835	$923
Accounts receivable, net	2,224	2,176
Inventories	1,728	1,679
Other current assets	325	337
Total Current Assets	5,112	5,115
Property, Plant and Equipment, Net	7,251	7,169
Investments in Equity Companies	284	257
Goodwill	1,528	1,480
Other Assets	583	581
TOTAL ASSETS	$14,758	$14,602

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,328	$1,133
Trade accounts payable	2,571	2,609
Accrued expenses	1,620	1,775
Dividends payable	345	329
Total Current Liabilities	5,864	5,846
Long-Term Debt	6,425	6,439
Noncurrent Employee Benefits	1,278	1,301
Deferred Income Taxes	457	532
Other Liabilities	314	309
Redeemable Preferred Securities of Subsidiaries	58	58
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	136	(102)
Noncontrolling Interests	226	219
Total Stockholders' Equity	362	117
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,758	$14,602

2017 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2017	2016
Operating Activities
Net income	$575	$560
Depreciation and amortization	178	172
Stock-based compensation	20	15
Deferred income taxes	(25)	(34)
Equity companies' earnings in excess of dividends paid	(26)	(30)
Operating working capital	(264)	(105)
Postretirement benefits	(21)	(16)
Other	(1)	(9)
Cash Provided by Operations	436	553
Investing Activities
Capital spending	(215)	(220)
Investments in time deposits	(37)	(59)
Maturities of time deposits	70	42
Other	4	8
Cash Used for Investing	(178)	(229)
Financing Activities
Cash dividends paid	(329)	(318)
Change in short-term debt	196	(675)
Debt proceeds	—	796
Debt repayments	(8)	(2)
Proceeds from exercise of stock options	78	31
Acquisitions of common stock for the treasury	(295)	(140)
Other	(9)	(7)
Cash Used for Financing	(367)	(315)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	21	7
Change in Cash and Cash Equivalents	(88)	16
Cash and Cash Equivalents - Beginning of Year	923	619
Cash and Cash Equivalents - End of Period	$835	$635

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2017	2016	Change
NET SALES
Personal Care	$2,250	$2,207	+2%
Consumer Tissue	1,455	1,496	-3%
K-C Professional	768	763	+1%
Corporate & Other	10	10	N.M.
TOTAL NET SALES	$4,483	$4,476	—

OPERATING PROFIT
Personal Care	$481	$449	+7%
Consumer Tissue	275	280	-2%
K-C Professional	146	150	-3%
Corporate & Other(a)	(63)	(65)	N.M.
Other (income) and expense, net(a)	5	10	-50%
TOTAL OPERATING PROFIT	$834	$804	+4%

(a)	Corporate & Other and Other (income) and expense, net include expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2017
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	2	2	(2)	—	2	—
Consumer Tissue	(3)	(2)	(1)	—	—	(3)
K-C Professional	1	—	(1)	1	1	—
TOTAL CONSOLIDATED	—	1	(1)	—	1	(1)

(a)	Total may not equal the sum of volume, net price, mix/other and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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